Filed pursuant to Rule 424(b)(7)

Registration No. 333-228059

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated November 16, 2018, and

Prospectus Supplement No. 1 dated January 29, 2019)

This Prospectus Supplement No. 2 supplements the prospectus dated November 16, 2018, as supplemented by Prospectus Supplement No. 1 dated January 29, 2019, included in a registration statement that we filed with the SEC (together the “Prospectus”) covering the registering for resale by the selling stockholders named in the Prospectus of up to 3,141,425 shares of our common stock described in the Prospectus.

The purpose of this Prospectus Supplement No. 2 is solely to supplement and amend the “Selling Stockholders” section commencing on page 11 of the Prospectus to reflect in the Selling Stockholder table a transfer from a selling stockholder previously identified in the Prospectus to another entity which as a result of such transfer is being substituted as a selling stockholder.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “MRKR.” On August 4, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.24 per share. You are urged to obtain current market quotations for the common stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 5, 2025.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 11 of the Prospectus is hereby supplemented and amended by adding the information below with respect to a selling stockholder not previously listed in the Prospectus, and by superseding the information with respect to the selling stockholder identified below that was previously listed in the Prospectus with the information below and reflective of our 1 for 10 reverse stock split effective on January 26, 2023.

The information set forth in the table below has been updated solely to substitute a selling stockholder as a result of a transfer from a selling stockholder previously identified in the Prospectus which transfer is further described in the footnote. The Prospectus selling stockholders table is superseded in part by this Prospectus Supplement No. 2 with the information provided in the table below and with respect to footnote (29) for selling stockholder, John R. Wilson which is replaced with footnote (3) below. The information below with respect to the transfer is based on information provided to us by or on behalf of the selling stockholder listed below on or before August 4, 2025 and we have not independently verified this information.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After the Offering (1) (2)
JOHN R WILSON TTEE JOHN R WILSON REVOCABLE TRUST U/A DTD 08/03/2017 (3)	781,200	606,078	175,122	1.5%

(1)            Beneficial ownership is determined in accordance with SEC rules. As of June 30, 2025, there were 11,314,835 shares of our common stock issued and outstanding. Beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power, and also any shares which the Selling Stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the Selling Stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)            Assumes the sale by the Selling Stockholder of 100% of the Shares held and able to be sold in offerings made from time to time by the Selling Stockholder pursuant to the Prospectus as supplemented by this Prospectus Supplement. For more information regarding the sale of the Shares by the Selling Stockholders, please see “Plan of Distribution” in the Prospectus to which this Prospectus Supplement relates.

(3)            Shares beneficially owned consist of (i) 606,078 shares of common stock acquired by Mr. Wilson in the 2018 Marker Transaction and previously included in footnote (29) of the Prospectus as held directly by Mr. Wilson, (ii) 171,428 shares acquired by Mr. Wilson in a registered public offering by the Company, and (iii) an aggregate of 3,694 shares awarded to Mr. Wilson as part of the Company’s director compensation plan and registered pursuant to Forms S-8 registration statements. On November 30, 2021, Mr. Wilson transferred his shares of common stock in the Company to the John R Wilson Revocable Trust U/A DTD 08/03/2017, for which Mr. Wilson serves as sole Trustee. Mr. Wilson previously served as a member of our Board of Directors and resigned on January 24, 2025.